Exhibit 4.25

AGREEMENT

Pursuant to (i) the Third Amended and Restated Series 2004-1 Supplement, dated as of April 13, 2006 (as amended to date, the “Series 2004-1 Supplement”), by and between ARG Funding Corp. (“ARG”) and The Bank of New York, as Trustee (“Trustee”) and (ii) the Amended and Restated Series 2005-2 Supplement, dated as of April 13, 2006 (as amended to date, the “Series 2005-2 Supplement”, and together with the Series 2004-1 Supplement, the “ARG Supplements”), by and between ARG and the Trustee, each supplementing the Fourth Amended and Restated Base Indenture, dated as of April 13, 2006 (the “ARG Base Indenture”), by and between ARG and the Trustee, each of the undersigned agree that effective as of the date hereof each of (x) the “Series 2004-1 Maximum Non-Program Vehicle Percentage” and (y) the “Series 2005-2 Maximum Non-Program Vehicle Percentage” shall be increased from 15% to 30%.

Capitalized terms used but not otherwise defined herein are used herein as defined in the ARG Supplements.

This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all of such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year written below.

ARG FUNDING CORP., a special purpose, Delaware corporation

	By:	/s/ PHILIP A. MARTONE
	Name:	Philip A. Martone
	Title:	Vice President

AMBAC ASSURANCE CORPORATION

By:
Name:
Title:

Dated: July 24, 2006

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by their respective officers thereunto duty authorized as of the day and year written below.

ARG FUNDING CORP., a special purpose, Delaware corporation

By:
Name:
Title:

AMBAC ASSURANCE CORPORATION

	By:	/s/ [ILLEGIBLE]
	Name:	[ILLEGIBLE]
	Title:	First Vice President

Dated: July 24, 2006